GE CAPITAL NAMES DESIGNEES TO THE BOARD OF DIRECTORS OF HELLER FINANCIAL

      Chicago, IL - October 11, 2001 - Heller Financial, Inc. ("Heller") (NYSE:HF) today announced that Hawk Acquisition Corp. ("Hawk"), a wholly owned subsidiary of General Electric Capital Corporation ("GE Capital"), has informed Heller that, pursuant to the Agreement and Plan of Merger, dated as of July 30, 2001, by and among GE Capital, Hawk and Heller, Hawk currently intends to designate the following individuals for election to the Heller Board of Directors following the closing of the cash tender offer by Hawk for all of the outstanding shares of common stock of Heller: James A. Parke, Vice Chairman and Chief Financial Officer of General Electric Capital Services and Director of GE Capital; Nancy E. Barton, Senior Vice President, General Counsel and Secretary of GE Capital; and Mark H.S. Cohen, Vice President, Business Development, Americas, of GE Capital and President and Director of Hawk.

      Information about each of these individuals is set forth in the Solicitation/Recommendation Statement on Schedule 14D-9 filed by Heller with the Securities and Exchange Commission on August 3, 2001.

      Heller Financial, Inc. is a worldwide commercial finance company providing a broad range of sophisticated, collateralized financing solutions. With nearly $20 billion in assets, Heller offers equipment financing and leasing, sales finance programs, collateral and cash flow-based financing, financing for healthcare companies and financing for commercial real estate. The company also offers trade finance, factoring, asset-based lending, leasing and vendor finance products and programs to clients in Europe, Asia and Latin America.

      INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ BOTH THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE TENDER OFFER BY HAWK FOR ALL OF THE OUTSTANDING SHARES OF HELLER COMMON STOCK, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. THE TENDER OFFER STATEMENT WAS FILED BY GE CAPITAL AND HAWK WITH THE SEC ON AUGUST 3, 2001, AND THE SOLICITATION/RECOMMENDATION STATEMENT WAS FILED BY HELLER WITH THE SEC ON AUGUST 3, 2001. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THESE STATEMENTS AND OTHER DOCUMENTS FILED BY HELLER AND GE CAPITAL AND HAWK AT THE SEC'S WEB SITE AT WWW.SEC.GOV.


CONTACT:          Linda Anderson, 312/441-7034